Exhibit 99.1

Blueknight Announces Third Quarter 2021 Results

Highlights

•	Third quarter 2021 income from continuing operations was $12.6 million, up 34% year-over-year
•	Third quarter 2021 Adjusted EBITDA from continuing operations of $16.9 million and Distributable Cash Flow from continuing operations of $13.9 million, up 22% and 21% year-over-year, respectively
•	Expected to exceed full-year 2021 guidance on key financial targets
•	Top-tier financial metrics with third quarter 2021 total leverage ratio of 1.87 times and distribution coverage ratio of 1.73 times on all distributions and 4.35 times on common unit distributions

TULSA – November 10, 2021 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the third quarter ended September 30, 2021. Income from continuing operations was $12.6 million in the third quarter of 2021, compared to $9.4 million for the same period in 2020. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) from continuing operations was $16.9 million in the third quarter of 2021 compared to $13.8 million for the same period in 2020. The year-over-year increase was due to higher asphalt terminalling services operating margin, excluding depreciation and amortization, improved general and administrative expense, and other income of $2.1 million related to insurance claim reimbursements.

“Our business continues to outperform our expectations, and we had one of our best quarters to date,” commented Andrew Woodward, Chief Executive Officer. “Our income from continuing operations, Adjusted EBITDA, and Distributable Cash Flow were up year-to-date 27%, 12% and 19%, respectively, while total volumes were in-line with the prior year and slightly above the trailing three-year average. We also achieved several milestones during the quarter, including reaching or exceeding both our long-term leverage and distribution coverage ratio targets, fully transitioning and achieving our synergy targets related to our crude oil business sale, and extending all 2021 contracts to date at current or more favorable terms.

“Furthermore, last week Congress passed the largest federal investment in infrastructure in more than a decade that includes $110 billion for roads, bridges, and other major projects. This historic capital infusion in our nation's roadways combined with the strength and financial position of our current business, provides for a favorable outlook for years to come,” added Woodward.

QUARTERLY PERFORMANCE

Asphalt terminalling services total operating margin, excluding depreciation and amortization, in the third quarter of 2021 was $17.4 million, up 6% compared to the same period in 2020. Total asphalt throughput volumes for the third quarter of 2021 were 7% higher compared to the same period in 2020. Total revenue increased to $30.3 million, with approximately 90% categorized as fixed-fee, take-or-pay revenue after excluding variable cost recovery revenue. Total variable throughput revenue increased 6% compared to the same period in 2020 primarily due to the timing of certain customers achieving excess volumes over annual minimum thresholds during the third quarter.

Total operating expenses, excluding depreciation and amortization, increased 3% to $12.9 million. Notable factors contributing to this increase included certain contracts that changed from a lease arrangement to an operating arrangement, and higher utility costs, which are passed-through and have no impact on total operating margin.

General and administrative expense in the third quarter of 2021 was $3.0 million, improved by 8% as compared to the third quarter of 2020 due to lower corporate overhead following completion of the crude oil divestitures in the first quarter of 2021.

BALANCE SHEET AND CASH FLOW

Third quarter 2021 Distributable Cash Flow was $13.9 million compared to $11.5 million for the same period in 2020. The 21% increase was attributable to improved business performance, other income, and lower cash interest expense, which offset timing of higher maintenance capital. The coverage ratio on all distributions was 1.73 times for the third quarter of 2021 versus 1.42 times for the same period in 2020.  The coverage ratio on common unit distributions was 4.35 times for the third quarter of 2021 versus 2.96 times for the same period in 2020.

During the third quarter of 2021, net capital expenditures from continuing operations were $2.7 million, which included $2.4 million of net maintenance capital.

As of September 30, 2021, total debt was $101.0 million, and the leverage ratio was 1.87 times, versus 4.06 times as of September 30, 2020.  At the end of the third quarter of 2021, total availability under the credit facility was $198.3 million, and availability subject to covenant restrictions was $157.2 million.

As of November 4, 2021, total debt was $96.0 million and total cash was $0.1 million.

CONFERENCE CALL DETAILS

The Partnership will discuss third quarter 2021 results during a conference call tomorrow, Thursday, November 11, 2021, at 10:00 a.m. CST (11:00 a.m. EST). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the “Investors” section of the Partnership’s website.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, to be filed with the SEC on November 12, 2021.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three and nine months ended September 30, 2020 and 2021 (in thousands, except per unit data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021
Fixed fee revenue	$23,494	$24,413	$67,572	$73,195
Variable cost recovery revenue	2,870	3,126	9,736	8,658
Variable throughput and other revenue	2,631	2,800	3,128	3,320
Total revenue	28,995	30,339	80,436	85,173
Operating expenses, excluding depreciation and amortization	(12,517)	(12,917)	(36,137)	(38,880)
Total operating margin, excluding depreciation and amortization	16,478	17,422	44,299	46,293

Depreciation and amortization	3,054	2,919	10,324	8,919
General and administrative expense	3,237	2,967	10,501	9,921
(Gain)loss on disposal of assets	(324)	129	(250)	129
Operating income	10,511	11,407	23,724	27,324

Other income(expenses):
Other income	176	2,187	969	2,529
Interest expense	(1,302)	(968)	(4,417)	(3,996)
Provision for income taxes	-	(10)	1	(30)
Income from continuing operations	9,385	12,616	20,277	25,827
Income(loss) from discontinued operations(1)	5,008	(20)	(4,533)	75,705
Net income	$14,393	$12,596	$15,744	$101,532

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income	$228	$200	$249	$1,608
Preferred interest in net income	$6,278	$6,177	$18,836	$18,674
Net income(loss) available to limited partners	$7,887	$6,219	$(3,341)	$81,250

Basic and diluted net income(loss) from discontinued operations per common unit	$0.12	$-	$(0.11)	$1.74
Basic and diluted net income from continuing operations per common unit	$0.07	$0.14	$0.03	$0.15
Basic and diluted net income(loss) per common unit	$0.19	$0.14	$(0.08)	$1.89

Weighted average common units outstanding - basic and diluted	41,166	41,514	41,072	41,471

(1)	On December 21, 2020, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments. The sales of these segments closed in the first quarter of 2021. As such, these segments are presented as discontinued operations in the Partnership’s financial statements.

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations, and total operating margin, excluding depreciation and amortization. Adjusted EBITDA from continuing operations is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. Distributable Cash Flow from continuing operations is defined as Adjusted EBITDA from continuing operations minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA from continuing operations, Distributable Cash Flow from continuing operations and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above.

The following table presents a reconciliation of Adjusted EBITDA from continuing operations and Distributable Cash Flow from continuing operations to income from continuing operations for the periods shown (in thousands, except ratios):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021
Income from continuing operations	$9,385	$12,616	$20,277	$25,827
Interest expense	1,302	968	4,417	3,996
Income taxes	-	10	(1)	30
Depreciation and non-cash amortization	3,048	2,916	10,305	8,909
Non-cash equity-based compensation	188	214	651	561
(Gain)loss on disposal of assets	(324)	129	(250)	129
Other	160	-	697	808
Adjusted EBITDA from continuing operations	$13,759	$16,853	$36,096	$40,260
Cash paid for interest	(960)	(619)	(3,647)	(2,671)
Cash paid for income taxes	(35)	-	(36)	(50)
Maintenance capital expenditures, net of reimbursable expenditures	(1,266)	(2,372)	(4,966)	(4,927)
Distributable cash flow from continuing operations	$11,498	$13,862	$27,447	$32,612
Less: Distributions declared on preferred units	(6,379)	(6,249)	(19,139)	(18,759)
Distributable cash flow available for common unit distributions	$5,119	$7,613	$8,308	$13,853

Distributions declared on common units	$1,730	$1,750	$5,187	$5,249
Distributions declared on preferred units	6,379	6,249	19,139	18,759
Total Distributions declared	$8,109	$7,999	$24,326	$24,008

Coverage ratio - common unit distributions	2.96	4.35	1.60	2.64
Coverage ratio - all distributions	1.42	1.73	1.13	1.36

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.7 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Investor Relations Contact:

Matthew Lewis, Chief Financial Officer

(918) 237-4032

investor@bkep.com